                                                      EXHIBIT 99

                    JOINT FILING AGREEMENT

          Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing of this Amendment No. 1 to Statement on
Schedule 13D including any amendments thereto.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  September 15, 1994


                              ADVANCE PUBLICATIONS, INC.



                              By: /s/ Donald E. Newhouse
                                   Name: Donald E. Newhouse
                                   Title: President



                                 /s/ Donald E. Newhouse
                                   Donald E. Newhouse




                                 /s/ S. I. Newhouse, Jr.
                                   S. I. Newhouse, Jr.